Immediate
          Thomas  G.  Granneman
          314/877-7730


               RALCORP HOLDINGS ANNOUNCES AGRIBRANDS INTERNATIONAL
                 HAS TERMINATED ITS PROPOSED MERGER WITH RALCORP


ST. LOUIS, MO, DECEMBER 4, 2000 Ralcorp Holdings, Inc. (NYSE:RAH) announced today that Agribrands International, Inc. has terminated its proposed merger with Ralcorp to pursue a sale of Agribrands to Cargill, Inc. This termination is permitted under the Reorganization Agreement between Ralcorp and Agribrands subject to the payment of a $5 million break up fee by Agribrands to Ralcorp. These funds will be used by Ralcorp to reduce the Company's borrowings.

Commenting on the termination, Joe R. Micheletto, Chief Executive Officer and President of Ralcorp said, "Of course we are disappointed that this transaction will not be consummated since we believe it would have been beneficial for both parties. However, these developments will not change our goal of delivering shareholder value through acquisitions and internal growth. Although access to Agribrands' cash reserves and cash flow would have given Ralcorp the opportunity to make more or larger acquisitions within a shorter time frame, Ralcorp still has substantial acquisition capital available from unused debt capacity and its investment in Vail Resorts, Inc. which currently has a market value of approximately $170 million. Consequently, we will continue to pursue a disciplined acquisition strategy while growing and improving our existing businesses. I remain confident that Ralcorp's future is bright."

With annualized sales of approximately $1.1 billion, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and candy, salad dressings, mayonnaise, peanut butter, jam and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.8 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

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